Exhibit 10.21

EXECUTION VERSION

NORDEA BANK FINLAND PLC, NEW YORK BRANCH 1211 Avenue of the Americas, 23rd Floor New York, New York 10036	SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) Kungsträdgårdsgatan 8, 106 40, Stockholm, Sweden	DVB BANK SE Platz der Republik 6 0325 Frankfurt, Germany

ABN AMRO CAPITAL USA LLC 100 Park Avenue, 24th Floor New York, New York 10017	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK 9 quai du Président Paul Doumer 92920 Paris, France	DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT Adolphsplatz 7 D-20457 Hamburg, Germany

CRÉDIT INDUSTRIEL ET COMMERCIAL 520 Madison Avenue, New York, New York 10022	BNP PARIBAS 16 rue du Hanovre 75002 Paris, France

CONFIDENTIAL

October  6 , 2016

Genco Shipping & Trading Limited

299 Park Avenue

New York, NY 10171-0002

Attention: John C. Wobensmith

Re:      Second Amended and Restated Commitment Letter – up to $400,000,000 Credit Facility

Ladies and Gentlemen:

You have informed Nordea Bank Finland plc, New York Branch (“Nordea”), Skandinaviska Enskilda Banken AB (publ) (“SEB”), DVB Bank SE (“DVB”), ABN AMRO Capital USA LLC (“ABN”), Crédit Agricole Corporate and Investment Bank (“CA-CIB”), Deutsche Bank AG Filiale Deutschlandgeschäft (“DB”), Crédit Industriel et Commercial (“CIC”) and BNP Paribas (“BNPP” and together with Nordea, SEB, DVB, ABN, CA-CIB, DB and CIC, the “Mandated Lead Arrangers”, “we” or “us”) that Genco Shipping & Trading Limited, a company incorporated in the Republic of the Marshall Islands (the “Borrower” and, together with its subsidiaries, the “Group”), intends to refinance certain existing indebtedness of the Borrower and its subsidiaries pursuant to the Existing Credit Facilities (as defined in the Summary of Indicative Terms and Conditions attached hereto as Schedule I (the “Term Sheet”)) with the proceeds of a senior secured term loan facility in the aggregate principal amount of up to $400,000,000 (the “Credit Facility”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Term Sheet.

Please note that those matters that are not covered (i) herein (this commitment letter, together with the Term Sheet, the “Commitment Letter”), (ii) in the arrangement fee letter dated as of June 8, 2016 among the Mandated Lead Arrangers and the Borrower (the “Arrangement Fee Letter”), (iii) in the agency fee letter dated as of June 8, 2016 between Nordea and the Borrower (such agency fee letter, together with the Arrangement Fee Letter, the “Fee Letters”) or (iv) in the ABN side letter dated as of June 8, 2016 among the Mandated Lead Arrangers and the Borrower (such side letter, together with the Commitment Letter and the Fee Letters, the “Commitment Documents”) are subject to mutual agreement of the parties hereto or thereto, as applicable.  The terms and conditions of the Commitment Documents may be modified only in writing signed by each of the parties hereto or thereto, as applicable.  Notwithstanding the foregoing, the parties hereto agree that the Commitment Documents set forth in clauses (ii), (iii) and (iv) above shall be deemed to have been amended as of the date hereof to refer to this amended and restated Commitment Letter.

1.         Commitment.

Subject to the terms and conditions set forth in the Commitment Documents, each of Nordea, SEB, DVB, ABN, CA-CIB, DB, CIC and BNPP (each an “Lender” and together, the “Lenders”), is pleased to confirm its (or its affiliate’s) commitment to provide the portion of the Credit Facility set out below (the “Commitments”):

Lender	Commitment
SEB	$105,718,816.06
DVB	$86,506,765.22
Nordea	$63,983,645.09
ABN	$48,848,243.22
CA-CIB	$41,257,162.85
DB	$24,378,400.42
CIC	$17,356,770.53
BNPP	$11,950,196.62
Total	$400,000,000.00

In addition, subject to the terms and conditions set forth in the Commitment Documents (a) each Mandated Lead Arranger is pleased to confirm its agreement to act as a lead arranger and bookrunner for the Credit Facility and (b) Nordea is pleased to confirm its commitment to act as sole administrative agent (in such capacity, the “Administrative Agent”), collateral agent (in such capacity, the “Collateral Agent”) and co-ordinator (in such capacity, the “Co-ordinator”) for the Credit Facility. The Co-ordinator, Mandated Lead Arrangers, Lenders, Administrative Agent and Collateral Agent are herein collectively referred to as the “Commitment Parties”.

The obligations of the Commitment Parties under this Commitment Letter are several but not joint.  No Commitment Party is responsible for the obligations of any other Commitment Party.  The failure by a Commitment Party to exercise any rights hereunder shall not prejudice the rights of any other Commitment Party hereunder.

Each Lender reserves the right, in its sole discretion, to assign its commitment hereunder to any of its affiliates, and any office or branch of any of its affiliates, as it deems appropriate to consummate the transactions contemplated hereby.

2.         Titles and Roles.

The parties hereto understand and agree, between themselves, that each Mandated Lead Arranger shall be entitled to receive league table credit for acting as a Mandated Lead Arranger.

You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters) will be paid in connection with the Credit Facility unless the Co-ordinator shall so agree, although the Co-ordinator shall be permitted to designate (after consultation with you) one or more Lenders as agents, co-agents or co-arrangers, as the case may be, with respect to the Credit Facility, which Lenders shall have such titles as may be determined by the Co-ordinator (after consultation with you).

3.         Other Services.

Subject to confidentiality limitations, nothing contained herein shall limit or preclude any Mandated Lead Arranger or any of its affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you or any of your affiliates, or any other party that may have interests different than or adverse to such parties.

You acknowledge and agree that each Mandated Lead Arranger: (a) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies with which you or your affiliates may have conflicting interests regarding the Transactions and otherwise; (b) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other companies; and (c) has no obligation in connection with the Transactions to use, or to furnish to you or your affiliates or subsidiaries, confidential information obtained from other companies or entities.  The Mandated Lead Arrangers shall use confidential information obtained from you or your affiliates by virtue of the Transactions or its other relationships with you solely for the purpose contemplated by this Commitment Letter and shall not furnish any such information to any other companies or entities except as permitted hereby or under the terms of the definitive Credit Documentation.

In connection with all aspects of the Transactions, you acknowledge and agree that: (a) the Credit Facility and any related arranging or other services contemplated in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Mandated Lead Arrangers, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Credit Facility; (b) in connection with the process leading to the Credit Facility, each Mandated Lead Arranger is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (c) the Mandated Lead Arrangers have not assumed nor will they, singly or together, assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Mandated Lead Arranger has advised or is currently advising you or your affiliates on other matters) and the Mandated Lead Arrangers have no obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in this Commitment Letter; (d) the Mandated Lead Arrangers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and the Mandated Lead Arrangers shall not have any obligation to disclose any of such interests; and (e) the Mandated Lead Arrangers have not provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have as of the date hereof against each of the Mandated Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

Each Mandated Lead Arranger reserves the right to employ the services of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Mandated Lead Arranger in such manner as it and its affiliates may agree in their sole direction.  You acknowledge that the Mandated Lead Arrangers may share with any of their respective affiliates, and such affiliates may share with such Mandated Lead Arranger, any information related to the Transactions, you and the Borrowers (and your and their respective affiliates), or any of the matters contemplated hereby.  You also acknowledge that the Mandated Lead Arrangers do not have any obligation to use in connection with the Credit Facility, or to furnish to you, confidential information obtained by them from any third party.

4.         Representations and Warranties; Information.

Until the Closing Date, you agree to actively assist and cooperate (and to use your commercially reasonable efforts to cause all necessary persons to assist and cooperate) with the Mandated Lead Arrangers in connection with the Credit Facility.  Such assistance shall include, without limitation, providing any Mandated Lead Arranger and any Lenders, promptly upon request, with all information reasonably deemed necessary by any Mandated Lead Arranger or any Lender to successfully consummate the Credit Facility, including, but not limited to, projections and all information prepared by you or your affiliates or advisors relating to the Credit Facility.

The Commitments shall automatically terminate if you, prior to the Closing Date, make any payment, repayment or prepayment (other than (i) any scheduled interest and  amortization payments to be made on or prior to November 15, 2016, (ii) any mandatory prepayment pursuant to a sale, disposition or a total loss of a vessel, (iii)  any payment under the Hayfin Credit Agreement up to the Maximum Hayfin Prepayment Amount (it being understood that any such payment will reduce the Maximum Hayfin Prepayment Amount) and (iv) any other payment, repayment or prepayment otherwise approved or consented to by the Required Lenders (as defined in the Term Sheet)) of any principal of a loan or advance under any of the Existing Credit Facilities or Other Credit Agreements or create any security or give any guarantee or other commitment or credit support (or procure or allow any of your affiliates to do so) in favor of any lender or creditor of any member of the Group.

You represent, warrant and covenant that to the best of your knowledge (i) no written information which has been or is hereafter furnished by you or on your behalf in connection with the Group or the Credit Facility and (ii) no other information given at information meetings and supplied or approved by you (such written information and other information being referred to herein collectively as the “Information”), in each case taken as a whole and as supplemented from time to time contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any misstatement of fact or omitted (or will omit) as of such time to state any fact necessary to make the statements therein taken as a whole not materially misleading, in the light of the circumstances under which they were (or hereafter are) made; provided that, with respect to Information consisting of statements, estimates and projections regarding the future performance of the Group (collectively, the “Projections”), no representation, warranty or covenant is made other than that the Projections have been (and, in the case of Projections furnished after the date hereof, will be) prepared in good faith based on assumptions believed to be reasonable at the time of preparation thereof, it being understood that any such financial projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that any particular financial projections will be realized, that actual results may differ significantly from the projected results and that such differences may be material.  You agree to supplement the Information and the Projections from time to time until the date of the borrowing under the Credit Facility, as reasonably appropriate, so that the representations and warranties in the preceding sentence remain correct.  You understand that, in providing its commitment hereunder, each of the Mandated Lead Arrangers will use and rely on the Information and the Projections without independent verification thereof.

5.         Conditions Precedent.

Each Mandated Lead Arranger’s and Lender’s willingness to provide its Commitment hereunder is subject to the satisfaction or waiver of the following: (a) compliance by you with the terms of the Commitment Letter and the Fee Letters; (b) since December 31, 2015, there not occurring or becoming known to the Mandated Lead Arrangers any condition or circumstance, which the Mandated Lead Arrangers or the Required Lenders (as defined in the Term Sheet) shall determine has had, or could reasonably be expected to have, a material adverse effect on the Transactions or on the business, property, assets, condition (financial or otherwise) or prospects of (x) the Collateral Vessels (as defined in the Term Sheet), (y) the Borrowers and the Guarantors (as defined in the Term Sheet) taken as a whole or (z) the Group taken as a whole (each, a “Material Adverse Effect”); (c) the Mandated Lead Arrangers not becoming aware (whether as a result of their due diligence analyses and review or otherwise) after the date hereof of any information not previously known to the Mandated Lead Arrangers which is materially negative information with respect to the Transactions or the business, property, assets, condition (financial or otherwise) or prospects of the Collateral Vessels, the Borrowers and the Guarantors taken as a whole, or the Group taken as a whole, or which is inconsistent in a material adverse manner with any such information or other matter disclosed to the Mandated Lead Arrangers prior to the date hereof, whether prior to or after the date of the making of any initial loans under the Credit Facility; (d) the negotiation, execution and delivery of a definitive credit agreement evidencing the Credit Facility (together with related financing and security documentation, the “Credit Documentation”) by the Borrower and each Guarantor reflecting and consistent with the terms and conditions set forth in the Term Sheet and otherwise reasonably satisfactory to the Borrower and the Lenders and the satisfaction or waiver of the other conditions precedent contained therein; (e) the completion of the “onboarding” process described in the last paragraph of the Term Sheet under the heading “IMPORTANT NOTICE” to the satisfaction of each lender; and (f) the other conditions set forth or referred to in the Conditions Precedent section of the Term Sheet.  Failure to satisfy the conditions set forth in this paragraph on or prior to 11:59 p.m., New York City time, on November 15, 2016 shall result in an automatic termination of this Commitment Letter and the Commitments of each Lender set forth herein.

6.         Expenses; Indemnification.

To induce the Commitment Parties to issue this Commitment Letter and, if relevant, to commence their coordination of the syndication efforts with you, you hereby agree that all fees and expenses (including the reasonable fees, value-added tax and expenses of counsels to the Mandated Lead Arrangers (including counsels to the Mandated Lead Arrangers identified in the Term Sheet and any local counsel in any relevant jurisdiction, it being acknowledged that the Mandated Lead Arrangers and Lenders shall, in the aggregate, use the same counsel) and consultants and travel expenses) of the Commitment Parties and their respective affiliates arising in connection with this Commitment Letter and in connection with the Credit Facility and other transactions described herein (including in connection with our due diligence) shall be for your account (and that you shall from time to time upon request from the Commitment Parties reimburse them and their affiliates for all such fees and expenses paid by them), whether or not all or any portion of the Credit Facility is made available or definitive Credit Documentation is executed.  You further agree to indemnify and hold harmless the Commitment Parties and each other agent or co-agent (if any) designated by Co-ordinator with respect to the Credit Facility (each, an “Agent”), each Lender and their respective affiliates and each director, officer, employee, representative and agent thereof (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Lender or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Credit Facility or this Commitment Letter and, upon demand, to pay and reimburse each Agent, each Lender and each other Indemnified Person for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Lender or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise); provided,  however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability (i) to the extent same resulted from the gross negligence or willful misconduct of the respective Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (ii) to the extent resulting from any dispute not involving an act or omission by you or any of your affiliates and solely among Indemnified Persons (other than any claims against any Agent solely in its capacity as Mandated Lead Arranger, Administrative Agent, Co-ordinator, arranger or other similar role under the Credit Facility).  This Commitment Letter is issued for your benefit only and no other person or entity may rely thereon.  Neither the Agents nor any other Indemnified Person shall be responsible or liable to you or any other person for (x) any determination made by it pursuant to this Commitment Letter in the absence of gross negligence or willful misconduct on the part of such person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) any consequential, indirect or punitive damages which may be alleged as a result of this Commitment Letter or the financing contemplated hereby. You also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Credit Facility, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct.  No Indemnified Person shall be liable to you, your affiliates or any other person for any damages arising from the use by others of materials obtained by electronic means, except to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person (or any of its related parties) in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction.

You shall not, without the prior written consent of each Indemnified Person affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Person to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Person and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.

7.         Confidentiality.

You agree that this Commitment Letter is for your confidential use only and that, unless each of us has otherwise consented, neither its existence nor the terms hereof will be disclosed by you to any person or entity other than your officers, directors (including observers at your board of director meetings), employees, accountants, attorneys and other advisors, and then only on a “need to know” basis in connection with the transactions contemplated hereby and on a confidential basis. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and the related Fee Letters to us as provided below (i) you may make public disclosure of the existence and amount of the commitments hereunder and of the identity of any Agent and Mandated Lead Arranger and of the terms of the Term Sheet and (ii) you may make such other public disclosure of the terms and conditions hereof as, and to the extent, you are required by law, regulation, compulsory legal process or as requested by a governmental authority or pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, in the opinion of your counsel, to make.  If this Commitment Letter is not accepted by you as provided below, please immediately return this Commitment Letter and any Fee Letter (and any copies hereof) to the undersigned.

8.         Waivers.

Subject to the terms and conditions set forth herein (a) from and after the Commitment Letter Effective Date (as defined below), until the occurrence of a Waiver Termination Event (as defined below), except in respect of a Change of Control Trigger Event as defined in Schedule II (which waivers of such Change of Control Trigger Event shall continue indefinitely), each Lender, in its capacity as a lender and/or agent under the applicable Existing Credit Facilities hereby agrees to waive compliance with those covenants and other provisions under the Existing Credit Facilities and related security documents and guarantees (collectively, the “Existing Credit Documentation”) expressly identified in Schedule II to this Commitment

Letter (the “Specified Covenants”) and (b) from and after the date hereof until the occurrence of a Waiver Termination Event (such period, the “Liquidity Waiver Period”), each Lender, in its capacity as a lender and/or agent under the Existing Credit Facilities to which it is a party hereby agrees, notwithstanding anything to the contrary set forth in the Existing Credit Facilities, that the amount of cash and cash equivalents required to comply with the Specified Liquidity Covenants (as defined in Schedule II) shall be the remainder of (x) the amount per vessel (howsoever defined) set forth in the applicable Existing Credit Facilities minus (y) the amount up to $250,000 per vessel (howsoever defined in the applicable Existing Credit Facilities) which amount in this clause (y) shall only be permitted to be withdrawn by the Group during the Liquidity Waiver Period to pay expenses then due and payable to the extent that the making of such payment would result in the Group having less than the sum of (A) $41,250,000 of cash and cash equivalents (being the sum of the required amounts under all Specified Liquidity Covenants in the aggregate under the Existing Credit Facilities and similar covenants under the Other Credit Agreements) and (B) the amount of the Debt Service Reserve (as defined in Existing Facility VI); provided that (i) an officer of the Company sends an email to the deposit account banks certifying the aggregate amount of expenses to be paid and the pro rata per account amount to be withdrawn, (ii) the Group shall be required to continue to comply with all cash management and other requirements under the Existing Credit Facilities with respect to prepayments and deposit of earnings and (iii) in no event shall the Group be entitled to withdraw more than $10,000,000 in the aggregate during the Liquidity Waiver Period pursuant to clause (y) above.

For purposes hereof, “Waiver Termination Event” shall mean the earliest to occur of the following:

(i)        11:59 p.m., New York City time, on November 15, 2016;

(ii)       the date on which any member of the Group shall make a payment, repayment or prepayment (other than (i) any scheduled interest and amortization payments to be made on or prior to 11:59 p.m., New York City time, on November 15, 2016, (ii) any mandatory prepayment pursuant to a sale, disposition or a total loss of a vessel, (iii) any payment under the Hayfin Credit Agreement up to the Maximum Hayfin Prepayment Amount  and (iv) any other payment, repayment or prepayment otherwise approved or consented to by the Co-ordinator) of any principal of a loan or advance under any of the Existing Credit Facilities or Other Credit Agreements or create any security or give any guarantee or other commitment or credit support (or procures or allows any of its affiliates to do so) in favor of any lender or creditor of any member of the Group;

(iii)     the occurrence of any event of default under any Existing Credit Facility or Other Credit Agreement that is not otherwise waived or subject to a forbearance;

(iv)      any enforcement action in respect of collateral or acceleration of obligations is taken under any Existing Credit Facility or Other Credit Agreement;

(v)       the cash and cash equivalents of the Borrower and its subsidiaries shall be less than $25,000,000; and

(vi)      any of the Purchase Agreements shall cease to be in full force and effect or any party thereto shall deny or disaffirm such party’s obligations thereunder.

Upon the occurrence of the Waiver Termination Event the waiver of the Specified Covenants shall automatically terminate without the requirement of any demand, presentment, protest or motion of any kind, all of which are hereby waived by the Borrower.

The Borrower hereby agrees that, upon the occurrence of the Waiver Termination Event, the Lenders may at any time, or from time to time, in their sole and absolute discretion, exercise against any obligor under any Existing Credit Document (and its properties) any or all of their rights, remedies, powers and privileges under any and all, as the case may be, the Existing Credit Documents or any other instrument or agreement referred therein, under applicable law or otherwise, with respect to any Specified Covenant, any Waiver Termination Event or any other event of default or event that could reasonably be expected to lead to an event of default that the Lenders may become aware of hereafter or that may occur from time to time hereafter, all of which rights, remedies, powers and privileges are fully reserved by each Lender.

The waiver of the Specified Covenants on the terms set forth in this Section 8 (the “Waiver”) shall be effective only to the extent specifically set forth herein and the Debtors acknowledge and agree that nothing in this Commitment Letter, including the Waiver, and no actions undertaken by any Lender in connection herewith or in connection with the Credit Facility shall in any way (a) be construed as a waiver of any payments required to be made under any Existing Credit Document (including, but not limited to, payments of any principal, interest and fees) or a waiver of any breach or default other than as specifically waived or modified herein, (b) affect the right of any Lender under any Existing Credit Document to demand compliance by any obligor thereunder with all terms and conditions of such Existing Credit Document, except as specifically modified or waived by the Waiver, (c) be deemed a waiver of any transaction or future action on the part of any obligor under any Existing Credit Document requiring any Lenders’ or the required Lenders’ consent or approval under such Existing Credit Document (except as contemplated by the Waiver), or (d) except as waived or modified hereby, be deemed or construed to be a waiver or release of, or a limitation upon, any Lender’s (under its capacity as administrative agent, the security agent or the lenders under any Existing Credit Document) exercise of any rights or remedies under such Existing Credit Document, including without limitation rights to take enforcement actions, whether arising as a consequence of any event of default or event which could reasonably be excepted to lead to an event of default, which may now exist or otherwise, under any Existing Credit Document, all such rights and remedies hereby being expressly reserved.

The Borrower further agrees that except to the extent subject to the Waiver set forth herein (y) it will not use the existence of this Commitment Letter or any Fee Letter or any actions taken by any Lender in connection with the Credit Facility as a basis to assert any claims or defenses of any kind or nature against any Lender in connection with its respective rights and remedies under any Existing Credit Document, including without limitation any Lender’s rights to take enforcement actions, and (z) they hereby waive any and all such claims or defenses.

The Borrower further agrees to provide weekly updates of its progress with respect to the transactions related to the Equity Contribution, and the Borrower and its Subsidiaries’ financial performance, including without limitation, their consolidated cash balances and projected cash position on a monthly basis until December 31, 2016.

The Borrower further acknowledges that the Lenders are entitled to receive, have received and may continue to receive information regarding the Group under or in connection with the Existing Credit Documents.  The Debtors agree that nothing in this Commitment Letter shall in any way impede, impair, limit or restrict any Lender’s rights to obtain and use such information in any manner and for any purpose permitted under the Existing Credit Documents.

The Borrower hereby represents and warrants that after giving effect to this Commitment Letter (i) the representations and warranties of the obligors set forth in the each of the Existing Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date and (ii) after giving effect to the Waiver, no event has occurred and is continuing which constitutes a default or event of default under any Existing Credit Document or which could reasonably be expected to lead to an event of default.

The Borrower (a) affirms all of its obligations under each Existing Credit Document as modified hereby and (b) agrees that this Commitment Letter and all documents executed in connection herewith do not operate to reduce or discharge its obligations any Existing Credit Document.

9.         Effectiveness.

Each Mandated Lead Arranger’s and Lender’s willingness to provide its Commitment and each of the Waivers hereunder shall not be effective until the date (the “Commitment Letter Effective Date”) on which each of the following conditions is satisfied:

(a)        This Commitment Letter and the related Fee Letters are executed and delivered by each party thereto (including the Borrower); and

(b)        The Administrative Agent shall have received true, complete and correct copies of one or more purchase agreements (the “Purchase Agreements”) satisfactory in form and substance to the Mandated Lead Arrangers, which shall have been executed and delivered by affiliates of Apollo Global Management LLC, Centerbridge Partners L.P. and Strategic Value Partners, LLC and/or other existing or potential equity investors in the Borrower, providing for the issuance of equity interests in the Borrower in exchange for aggregate gross cash proceeds of not less than $125,000,000.

If the Commitment Effective Date does not occur on or before October 7, 2016, this Commitment Letter (including, without limitation, the Waivers) shall terminate.

Upon the occurrence of the Commitment Letter Effective Date, this Commitment Letter shall amend, restate and supersede and replace in its entirety the Amended and Restated Commitment Letter dated June 30, 2016 among the Mandated Lead Arrangers and you, and such prior Commitment Letter shall be of no further force or effect.

10.       Survival, etc.

The terms set forth in this Commitment Letter with respect to expense reimbursement, indemnification, confidentiality, waiver of jury trial, waiver of punitive damages and governing law shall survive any termination of this Commitment Letter regardless of whether any definitive form of documentation shall be executed and delivered.

The Commitment Documents (and your rights and obligations hereunder and thereunder) shall not be assignable by you to any person or entity without the prior written consent of each party hereto (and any purported assignment without such consent shall be null and void).  The Commitment Documents may not be amended or waived except by an instrument in writing signed by you and us.  Each of the Commitment Documents may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of any Commitment Document by facsimile or electronic transmission (including .pdf) shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be.  The Commitment Documents shall be governed by, and construed in accordance with, the laws of the State of New York.  The Commitment Documents set forth the entire agreement between the parties as to the matters set forth herein and supersedes all prior communications, written or oral, with respect to the matters herein.

EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER OR THE FEE LETTERS.  YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE COUNTY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER, THE FEE LETTERS OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY.

        

Very truly yours,

NORDEA BANK FINLAND PLC, NEW YORK BRANCH

By	/s/ Erik Havnvik
Name: Erik Havnvik
Title: First Vice President

By	/s/ Martin Lunder
Name: Martin Lunder
Title: Senior Vice President

Signature page to Genco Second Amended and Restated Commitment Letter

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

By:	/s/ Mats Holmström
Name: Mats Holmström
Title:

By:	/s/ Olof Kajerdt
Name: Olof Kajerdt
Title:

Signature page to Genco Second Amended and Restated Commitment Letter

DVB BANK SE

By:	/s/ Alkaterini Zarkadoula
Name: Alkaterini Zarkadoula
Title: Vice President

By:	Sona Krijger-Dolbakyan
Name: Sona Krijger-Dolbakyan
Title: Vice President

Signature page to Genco Second Amended and Restated Commitment Letter rva
ABN AMRO CAPITAL USA LLC

	By:	/s/ Urvashi Zutshi
Name:
Title:

	By:	/s/ Jaap Kalverkamp
Name:
Title:

Signature page to Genco Second Amended and Restated Commitment Letter

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Y. Le Gourieres
Name: Y. Le Gourieres
Title: Director

By:	/s/ Eden Rahman
Name: Eden Rahman
Title: Vice President

Signature page to Genco Second Amended and Restated Commitment Letter

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT

By:	/s/ Kerstin Seefeld
Name: Seefeld
Title: Director

By:	/s/ Bastian Duhmert
Name: B. Duhmert
Title: D.

Signature page to Genco Second Amended and Restated Commitment Letter

CRÉDIT INDUSTRIEL ET COMMERCIAL

By:	/s/ Andrew McKuin
Name: Andrew McKuin
Title: Managing Director

By:	/s/ Adrienne Molloy
Name: Adrienne Molloy
Title: Managing Director

Signature page to Genco Second Amended and Restated Commitment Letter

BNP PARIBAS

By:	/s/ Eric Dulcire
Name: Dulcire Eric
Title: Director

By:	/s/ Vincent Pascal
Name: Pascal Vincent
Title: Managing Director

Signature page to Genco Second Amended and Restated Commitment Letter

Agreed to and Accepted this

6th day of October        , 2016:

GENCO SHIPPING & TRADING LIMITED

By:	/s/ Apostolos Zafolias
Name:
Title:

Signature page to Genco Second Amended and Restated Commitment Letter

SCHEDULE II

Specified Covenants/Provisions

Facility	Specified Covenant/Provision (Section or Clause reference refer to Sections or Clauses in the applicable Facility or, where indicated, the applicable guaranty related to such Facility )

Existing Facility I	Clauses 10.13, 12.2.2(a), 12.2.2(b); Change of Control Trigger Event; Clauses 6.8(a) and 6.8(b) of the related Guarantee and Indemnity by Borrower to DVB Bank SE

Existing Facility II	Clauses 10.13, 12.2.2(a), 12.2.2(b); Change of Control Trigger Event; Clauses 6.8(a) and 6.8(b) of the related Guarantee and Indemnity by Borrower to DVB Bank SE

Existing Facility III	Clauses 12.2(d), 12.2(m), 16.1; Change of Control Trigger Event

Existing Facility IV	Sections 8.07(a) (except with respect to the requirement set forth in the second proviso thereto), 8.07(c), 8.07(d); Change of Control Trigger Event

Existing Facility V

Clauses 10.10, 12.2.1(b), clause (f) of the conditions set forth in that certain letter agreement dates 30 April 2015 from Deutsche Bank Luxembourg S.A. as agent to the Borrower (setting forth the Leverage Ratio referred to therein); Change of Control Trigger Event

Existing Facility VI	Clauses 17.14, 20.2(a), 20.2(b), Change of Control Trigger Event; Clauses 8.1, 8.2.1 and 8.2.2 of the related Guarantee by Borrower in favor of ABN Amro Capital USA LLC

As used herein:

“Change of Control Trigger Event” means the occurrence of a Change of Control (as defined in each Facility) that may be deemed to occur as a result of Apollo Global Management LLC, Centerbridge Partners L.P. and/or Strategic Value Partners, LLC and/or entities affiliated with any of them, communicating with Borrower or among themselves or entering into agreements with Borrower or among themselves with respect to the acquiring, holding, voting or disposing of shares of the capital stock of Borrower, in each case in connection with the Equity Contribution, which in turn may cause them to be considered a “group” as such term is used in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934 that would beneficially own shares representing more than 30% of the outstanding voting or economic equity interests in Borrower.

“Specified Liquidity Covenant” means, (i) with respect to Existing Facility I, Clause 12.2.1, (ii) with respect to Existing Facility II, Clause 12.2.1, (iii) with respect to Existing Facility III, Clause 10.2(c), (iv) with respect to Existing Facility IV, the requirement set forth in the second proviso to Clause 8.07(a), (v) with respect to Existing Facility V, Clause 12.2.1(a), and (vi) with respect to Existing Facility VI, Clause 20.1.